                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


--------------------------------------------------------------------------------
1. Investment Company Act File Number:               Date examination completed:

             811-08942                                      June 30, 1999
--------------------------------------------------------------------------------
2. State Identification Number:

   --------------------------------------------------------------------------
   AL           AK           AZ           AR           CA           CO
   --------------------------------------------------------------------------
   CT           DE           DC           FL           GA           HI
   --------------------------------------------------------------------------
   ID           IL           IN           IA           KS           KY
   --------------------------------------------------------------------------
   LA           ME           MD           MA           MI           MN
   --------------------------------------------------------------------------
   MS           MO           MT           NE           NV           NH
   --------------------------------------------------------------------------
   NJ           NM           NY           NC           ND           OH
   --------------------------------------------------------------------------
   OK           OR           PA           RI           SC           SD
   --------------------------------------------------------------------------
   TN           TX           UT           VT           VA           WA
   --------------------------------------------------------------------------
   WV           WI           WY           PUERTO RICO
   --------------------------------------------------------------------------
   Other (specify):
   --------------------------------------------------------------------------

--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

   First Carolina Investors, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

   1130 East Third Street, Suite 410, Charlotte, North Carolina 28204
--------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1. All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state of administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT


                                                                SEC 2198 (11-91)

                         First Carolina Investors, Inc.

                             Post Office Box 33607

                           Charlotte, N.C. 28233-3607

                                  704-373-0501


            Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

We, as members of management of First Carolina Investors, Inc., are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 1999 and from December 31, 1998 through June 30, 1999.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1999 and from December 31, 1998 through June 30, 1999 with respect to securities reflected in the investment account of the Company.

First Carolina Investors, Inc.

By:

/s/ H. Thomas Webb III
----------------------
H. Thomas Webb III
President

[KPMG Letterhead]

         401 South Tryon Street
         Suite 2300
         Charlotte NC 28202-1911


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors of
First Carolina Investors, Inc.

We have examined management's assertion about First Carolina Investors, Inc. (the "Company's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of June 30, 1999 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 1999, and with respect to agreement of security purchases and sales, for the period from December 31, 1999 (the date of our last examination) through June 30, 1999:

     -  Count and inspection of all securities located at the Company

     -  Confirmation of all securities held by institutions in book entry form

     -  Confirmation of all securities out for transfer with brokers

     - Reconciliation of all such securities to the books and records of the Company and the Custodian

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that First Carolina Investors, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1999 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of management, the Board of Directors of First Carolina Investors, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                              /s/ KPMG LLP


Charlotte, North Carolina
February 1, 2000

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


--------------------------------------------------------------------------------
1. Investment Company Act File Number:               Date examination completed:

             811-08942                                    October 31, 1999
--------------------------------------------------------------------------------
2. State Identification Number:

   --------------------------------------------------------------------------
   AL           AK           AZ           AR           CA           CO
   --------------------------------------------------------------------------
   CT           DE           DC           FL           GA           HI
   --------------------------------------------------------------------------
   ID           IL           IN           IA           KS           KY
   --------------------------------------------------------------------------
   LA           ME           MD           MA           MI           MN
   --------------------------------------------------------------------------
   MS           MO           MT           NE           NV           NH
   --------------------------------------------------------------------------
   NJ           NM           NY           NC           ND           OH
   --------------------------------------------------------------------------
   OK           OR           PA           RI           SC           SD
   --------------------------------------------------------------------------
   TN           TX           UT           VT           VA           WA
   --------------------------------------------------------------------------
   WV           WI           WY           PUERTO RICO
   --------------------------------------------------------------------------
   Other (specify):
   --------------------------------------------------------------------------

--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

   First Carolina Investors, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

   1130 East Third Street, Suite 410, Charlotte, North Carolina 28204
--------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1. All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state of administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT


                                                                SEC 2198 (11-91)

                         First Carolina Investors, Inc.

                             Post Office Box 33607

                           Charlotte, N.C. 28233-3607

                                  704-373-0501


            Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

We, as members of management of First Carolina Investors, Inc., are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 1999 and from June 30, 1999 through October 31, 1999.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 1999 and from June 30, 1999 through October 31, 1999 with respect to securities reflected in the investment account of the Company.

First Carolina Investors, Inc.

By:

/s/ H. Thomas Webb III
----------------------
H. Thomas Webb III
President

[KPMG Letterhead]

         401 South Tryon Street
         Suite 2300
         Charlotte NC 28202-1911


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors of
First Carolina Investors, Inc.

We have examined management's assertion about First Carolina Investors, Inc. (the "Company's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of October 31, 1999 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 1999, and with respect to agreement of security purchases and sales, for the period from June 30, 1999 (the date of our last examination) through October 31, 1999:

     -  Count and inspection of all securities located at the Company

     -  Confirmation of all securities held by institutions in book entry form

     -  Confirmation of all securities out for transfer with brokers

     - Reconciliation of all such securities to the books and records of the Company and the Custodian

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that First Carolina Investors, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 1999 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of management, the Board of Directors of First Carolina Investors, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                              /s/ KPMG LLP


Charlotte, North Carolina
February 1, 2000

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


--------------------------------------------------------------------------------
1. Investment Company Act File Number:               Date examination completed:

             811-08942                                    December 31, 1999
--------------------------------------------------------------------------------
2. State Identification Number:

   --------------------------------------------------------------------------
   AL           AK           AZ           AR           CA           CO
   --------------------------------------------------------------------------
   CT           DE           DC           FL           GA           HI
   --------------------------------------------------------------------------
   ID           IL           IN           IA           KS           KY
   --------------------------------------------------------------------------
   LA           ME           MD           MA           MI           MN
   --------------------------------------------------------------------------
   MS           MO           MT           NE           NV           NH
   --------------------------------------------------------------------------
   NJ           NM           NY           NC           ND           OH
   --------------------------------------------------------------------------
   OK           OR           PA           RI           SC           SD
   --------------------------------------------------------------------------
   TN           TX           UT           VT           VA           WA
   --------------------------------------------------------------------------
   WV           WI           WY           PUERTO RICO
   --------------------------------------------------------------------------
   Other (specify):
   --------------------------------------------------------------------------

--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

   First Carolina Investors, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

   1130 East Third Street, Suite 410, Charlotte, North Carolina 28204
--------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1. All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state of administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT


                                                                SEC 2198 (11-91)

                         First Carolina Investors, Inc.

                             Post Office Box 33607

                           Charlotte, N.C. 28233-3607

                                  704-373-0501


            Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

We, as members of management of First Carolina Investors, Inc., are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 1999 and from October 31, 1999 through December 31, 1999.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 1999 and from October 31, 1999 through December 31, 1999 with respect to securities reflected in the investment account of the Company.

First Carolina Investors, Inc.

By:

/s/ H. Thomas Webb III
----------------------
H. Thomas Webb III
President

[KPMG Letterhead]

         401 South Tryon Street
         Suite 2300
         Charlotte NC 28202-1911


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors of
First Carolina Investors, Inc.

We have examined management's assertion about First Carolina Investors, Inc. (the "Company's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of December 31, 1999 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 1999, and with respect to agreement of security purchases and sales, for the period from October 31, 1999 (the date of our last examination) through December 31, 1999:

     -  Count and inspection of all securities located at the Company

     -  Confirmation of all securities held by institutions in book entry form

     -  Confirmation of all securities out for transfer with brokers

     - Reconciliation of all such securities to the books and records of the Company and the Custodian

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that First Carolina Investors, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 1999 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of management, the Board of Directors of First Carolina Investors, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                              /s/ KPMG LLP


Charlotte, North Carolina
February 1, 2000